EXHIBIT 99.1
------------



JONES LANG
LASALLE                                   NEWS RELEASE

                                          200 East Randolph Drive,
                                          Chicago, Illinois 60601

                                          22 Hanover Square
                                          London W1A 2BN


                                    Contact:    Bill Sullivan
                                                Chief Financial Officer
                                                312/228-2685




              JONES LANG LASALLE REPORTS SECOND QUARTER RESULTS

         Continues to Expect 1999 Full Year Adjustment Proforma EPS
                         Of At Least $1.00 Per Share

              Outlines Plan to Achieve $10 Million in Synergies
                       by Streamlining U.S. Operations



      CHICAGO AND LONDON, JULY 30, 1999 -- Jones Lang LaSalle (NYSE: JLL) today announced an adjusted proforma net loss of $4.7 million, or $0.15 per share, for its second quarter ended June 30, 1999, on adjusted proforma revenues of $179.1 million. When combined with the adjusted proforma net loss for the first quarter of $13.3 million, the Company is reporting an adjusted proforma net loss for the six months of $18.0 million, or $0.59 per share. These adjusted proforma results include the operations of the Jones Lang Wootton companies from the beginning of the year through the closing date of the merger, and exclude the non-recurring transition and integration costs and non-cash compensation expenses associated with the Jones Lang Wootton merger and the acquisition of COMPASS Management and Leasing and the U.S. retail businesses of Lend Lease Corporation Limited.

      The Company reported an actual net loss for the quarter of $37.7 million, or $1.62 per diluted share, compared with earnings of $7.3 million, or $0.45 per diluted share from the prior year period. The actual second quarter 1999 loss includes $21.2 million of non-cash compensation expenses associated with the issuance of shares pursuant to the recent merger between LaSalle Partners and the Jones Lang Wootton companies, and $14.3 million of non-recurring transition and integration costs associated with the merger and the October 1998 acquisition of COMPASS.

      Management had always assumed that results for the first six months of 1999 would fall below the comparable year-earlier period as a result of exceptional performance fees generated in the first half of 1998. However, the Company reported that its results for the first half of 1999 were $0.35 per share below management's expectation as a result of factors discussed below as affecting the Company's expectations for full-year performance.





                                 -- more --

JONES LANG LASALLE REPORTS SECOND QUARTER RESULTS -- Add One




      Said Stuart L. Scott, Chairman and Chief Executive Officer of Jones Lang LaSalle: "Since our July 8 earnings warning, we have completed the analysis of our weaker than expected performance. It is clear to us that although most of our businesses around the world are performing well, our expectations for some of our U.S. businesses (leasing and management, facility, retail and development services) were too optimistic, particularly given the inevitable distractions of our two major mergers since October 1998. As a result of these distractions, we did not achieve the new business activity levels we anticipated, nor did we capture the synergies and cost efficiencies of the COMPASS acquisition and the rollout of our J.D. Edwards information technology system as quickly as we had expected."

      He continued, "While disappointing, the net loss should not detract from the significant progress we have made in establishing a tremendous platform for growth. On the strength of our combined organization, we have succeeded in expanding several significant client relationships while securing a number of global strategic alliance relationships and increasing our business pipeline. For the full year, we expect adjusted proforma earnings of at least $1.00 per share with some upside possible. For next year, the combination of cost synergies and a record business pipeline in the Americas gives us confidence that we can expect major gains in both revenues and earnings."

      Mr. Scott outlined two initiatives that are already underway to improve performance, including:

      - To achieve the estimated $10 million in cost synergies from streamlining North American operations, the Company has given direct accountability to two of its key senior executives: Peyton H. Owens, Jr., who recently was named Chief Operating Officer of the Americas, and William
T. Krouch, who recently was named Chief Operating Officer of the Leasing and Management Group.

      - To strengthen management reporting capabilities and identify areas for process efficiencies and cost containment, Vivian I. Mumaw, currently Senior Vice President and Global Controller, will be taking the roll of Chief Financial Officer of the Americas, and Jeremy Snoad, former Chief Financial Officer of the German operation, has been appointed Vice President of Global Management Assurance. Mr. Snoad will be assisted by PricewaterhouseCoopers.


      Chris Peacock, President and Chief Operating Officer, said: "The entire Jones Lang LaSalle senior management team is committed to maximizing our platform for growth and profitability, and to restoring credibility with our shareholders, including the Jones Lang LaSalle employees who own nearly 65 percent of the outstanding shares. The fundamentals of our business are sound, and the majority of our operations are performing well and are in line with our expectations. We definitely have an unparalleled ability to provide the highest level of service to our clients around the world."



                                 -- more --

JONES LANG LASALLE REPORTS SECOND QUARTER RESULTS -- Add Two




HIGHLIGHTS OF PERFORMANCE BY BUSINESS SEGMENT
---------------------------------------------


OWNER & OCCUPIER SERVICES

      Jones Lang LaSalle's Owner and Occupier Services segment, which is managed on a regional basis, includes property management, facility services, leasing, retail, investment banking and other transaction services. Revenues for the second quarter in the Americas were $54.5 million, up from adjusted proforma revenues of $47.8 million in the first quarter. As noted, this segment's performance was impacted principally by management's distraction following two major mergers since October 1998. The operating loss of $10.9 million in the second quarter compared with an adjusted proforma operating loss of $21.8 million in the first quarter.

      In Europe, Owner and Occupier Services generated $68 million in revenue, up from adjusted proforma revenues of $65.0 million in the first quarter. The Company's strong performance in this region, which was better than expected, was offset by the effects of a strong U.S. dollar versus European currencies. As a result, operating profits declined modestly to $5.5 million in the second quarter from an adjusted proforma operating profit of $5.8 million in the first quarter.

      Operations in Australasia are benefitting from several positive trends, including outsourcing of property management. Revenues for this segment were $17.6 million in the second quarter, up from adjusted proforma revenues of $10.9 million in the first quarter. Operating income also improved, with profits of $2.7 million compared with an adjusted proforma operating loss of $3.7 million in the first three months.

      In Asia, Owner and Occupier Services secured a number of significant contracts in the period. Revenues were $15.8 million, up from adjusted proforma revenues of $13.8 million in the first quarter. To take advantage of future growth opportunities in Asia, the Company created a region-wide Capital Markets Group, expanding its debt raising and capital placement capabilities. The segment's operating loss in the period was essentially unchanged at approximately of $1.0 million in both quarters.


HOTEL SERVICES

      For global Hotel Services, revenues were $3.2 million in the quarter, up from adjusted proforma revenues of $2.3 million in the first quarter. The segment's performance was affected by the strength of the U.S. dollar versus the Euro, continued subdued activity in Asia and a delay in the closing of a significant hotel transaction in the United States. As a result, the segment reported an operating loss of $488,000 as compared with an adjusted proforma operating loss of $339,000 in the first three months.



                                 -- more --

JONES LANG LASALLE REPORTS SECOND QUARTER RESULTS -- Add Three




INVESTMENT MANAGEMENT

      LaSalle Investment Management revenues were $20.0 million in the quarter, basically even with adjusted proforma revenues of $20.1 million the prior quarter. This business generated operating income of $1.3 million in the second quarter, versus adjusted proforma operating income of $2.3 million in the first quarter, reflecting increased expenses due to underwriting and transaction costs related to new investments.

      Jones Lang LaSalle is the world's leading real estate services and investment management firm, operating across 98 key markets in 34 countries on five contingents. The Company provides comprehensive and wide-ranging integrated expertise on a local, regional and global level to owners, occupiers and investors. It operates through six business segments: Hotel Services, Investment Management and four geographic regions of Owner and Occupier Services. The Company's investment management business, LaSalle Investment Management, is one of the world's largest and most diverse real estate investment management firms, with $20.8 billion (pound/sterling 12.8 billion) of assets under management. Jones Lang LaSalle is also the industry leader in real estate management services with a portfolio of 680 million square feet of property under management.


Statements in this press release regarding, among other things, future financial results and performance, achievements, plans and objectives may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance, achievements, plans and objectives of Jones Lang LaSalle to be materially different from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include those discussed under "Business," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Quantitative and Qualitative Disclosures about Market Risk," and elsewhere in LaSalle Partners' Annual Report on Form 10-K for the year ended December 31, 1998, under "Risk Factors," "The Transactions," "The Purchase Agreements," "JLW Management's Discussion and Analysis of Financial Condition and Results of Operations of the JLW Companies," and elsewhere in LaSalle Partners' Proxy Statement dated February 4, 1999, under "Management's Discussion and Analysis of Financial Condition and Results of Operation," "Quantitative and Qualitative Disclosures about Market Risk," and elsewhere in Jones Lang LaSalle's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, and in other reports filed with the Securities and Exchange Commission. Statements speak only as of the date of this release. Jones Lang LaSalle expressly disclaims any obligation or undertaking to update or revise any forward-looking statements contained herein to reflect any change in Jones Lang LaSalle's expectations or results, or any change in events.

                                   #  #  #

NOTE TO EDITORS:
---------------

 .     Media contacts may listen to the Jones Lang LaSalle second quarter results discussion at 9:00 a.m. EDT on July 30, 1999 with investors and market analysts by dialing +1 719-457-2654 outside the United States, or +1 888-208-1812 within the United States.

 .     A replay of the call may be accessed by dialing +1 719-457-0820 outside the United States and +1 888-203-1112 in the United States from noon EDT on July 30, 1999 until 6 p.m. EDT on August 6, 1999. The replay passcode is: 731563.

                                          JONES LANG LASALLE INCORPORATED

                              Adjusted Pro Forma Consolidated Statements of Earnings
                                      Six Months Ended June 30, 1999 and 1998

                                         (in thousands, except share data)
                                                    (Unaudited)


                                               1999 Results                            1998 Results
                                --------------------------------------     -------------------------------------
                                   First
                                  Quarter                    June YTD                    Adjusted
                                  Adjusted     Second        Adjusted      June YTD      Pro Forma     June YTD
                                 Pro Forma     Quarter       Pro Forma     Actual         Adjust-      Adjusted
                                    (1)        Actual           (1)        Results       ments (2)     Pro Forma
                                ----------    ----------    ----------    ----------    ----------    ----------
Revenues:
  Fee-based services . . . .    $  158,743       172,018       330,761       122,456       254,931       377,387
  Equity in earnings
   from unconsolidated
   ventures. . . . . . . . .           181         1,870         2,051         1,874         --            1,874
  Other income . . . . . . .           957         5,256         6,213           947         7,336         8,283
                                ----------    ----------    ----------    ----------    ----------    ----------
      Total revenue. . . . .       159,881       179,144       339,025       125,277       262,267       387,544

Operating expenses:
  Compensation and
    benefits . . . . . . . .       119,049       124,640       243,689        79,036       147,175       226,211
  Operating, administra-
    tive and other . . . . .        49,677        47,273        96,950        33,792        97,209       131,001
  Depreciation and
    amortization . . . . . .        10,002        10,106        20,108         5,578        12,611        18,189
                                ----------    ----------    ----------    ----------    ----------    ----------
      Total operating ex-
        penses before merger
        related non-recurring
        charges. . . . . . .       178,728       182,019       360,747       118,406       256,995       375,401
                                ----------    ----------    ----------    ----------    ----------
      Adjusted operating
        income (loss) before
        merger related non-
        recurring charges. .       (18,847)       (2,875)      (21,722)        6,871         5,272        12,143

Interest expense . . . . . .         2,549         4,703         7,252           579         6,720         7,299
                                ----------    ----------    ----------    ----------    ----------    ----------





                                          JONES LANG LASALLE INCORPORATED

                        Adjusted Pro Forma Consolidated Statements of Earnings - CONTINUED




                                               1999 Results                            1998 Results
                                --------------------------------------     -------------------------------------
                                   First
                                  Quarter                    June YTD                    Adjusted
                                  Adjusted     Second        Adjusted      June YTD      Pro Forma     June YTD
                                 Pro Forma     Quarter       Pro Forma     Actual         Adjust-      Adjusted
                                    (1)        Actual           (1)        Results       ments (2)     Pro Forma
                                ----------    ----------    ----------    ----------    ----------    ----------

      Adjusted earnings
        (loss) before merger
        related non-recurring
        charges. . . . . . .       (21,396)       (7,578)      (28,974)         6,292       (1,448)        4,844

Net provision (benefit) for
  income taxes . . . . . . .        (8,130)       (2,880)      (11,010)        2,391          (550)        1,841
Minority interest. . . . . .         --            --            --            --              570           570
                                ----------    ----------    ----------    ----------    ----------    ----------

      Adjusted net earnings
        (loss) before merger
        related non-recurring
        charges. . . . . . .    $  (13,266)       (4,698)      (17,964)        3,901        (1,468)        2,433
                                ==========    ==========    ==========    ==========    ==========    ==========

Adjusted EBITDA (3). . . . .    $   (8,845)        7,231        (1,614)       12,449        17,883        29,762
                                ==========    ==========    ==========    ==========    ==========    ==========

Adjusted earnings per
  common share (4) . . . . .    $    (0.43)        (0.15)        (0.59)                                     0.08
                                ==========    ==========    ==========                                ==========
Adjusted weighted
  average shares
  outstanding (4). . . . . .    30,538,404    30,566,160    30,552,359                                30,634,681
                                ==========    ==========    ==========                                ==========





                                          JONES LANG LASALLE INCORPORATED

                        Adjusted Pro Forma Consolidated Statements of Earnings - CONTINUED




(1)   First Quarter Adjusted Pro Forma results and June YTD Adjusted Pro Forma results give effect to the operating results of the Jones Lang Wootton companies for the two months ended February 28, 1999, the period prior to their merger with LaSalle Partners Incorporated, amortization expense of the goodwill resulting from the merger as if the merger occurred on January 1, 1999, and a benefit for taxes as if the Jones Lang Wootton companies and
LaSalle Partners Incorporated were taxable entities at an effective tax rate of 38% as of January 1, 1999. No effect has been given to the compensation expense incurred associated with the issuance of shares to former employees of Jones Lang Wootton. Further, this analysis excludes the effect of merger related non-recurring expenses associated with the merger with Jones Lang Wootton and the acquisition of Compass. This analysis is not intended to be a presentation in accordance with generally accepted accounting principles.

(2)   1998 Adjusted Pro Forma Adjustments give effect to the operations of Compass and the Jones Lang Wootton companies for the six months ended June 30, 1998 as if the acquisition and merger occurred on January 1, 1998, amortization expense of the goodwill resulting from the transactions, and a benefit for taxes as if Compass, the
Jones Lang Wootton companies and LaSalle Partners Incorporated were taxable  entities at an effective tax rate of
38% as of January 1, 1998. No effect has been given to the compensation expense incurred associated with the issuance of share to former employees of Jones Lang Wootton. Further, this analysis excludes the effect of merger related non-recurring expenses associated with the merger with Jones Lang Wootton and the acquisition of Compass.
This analysis is not intended to be a presentation in accordance with generally accepted accounting principles.

(3)   Adjusted EBITDA represents earnings before interest expense, income taxes, depreciation and amortization and merger related non-recurring charges. Merger related non-recurring charges represent non-cash compensation expense resulting from the issuance of shares to former Jones Lang Wootton employees including the effect of quarterly adjustments on certain of those shares as a result of changes in the stock price, in addition to non-capitalizable integration and transition costs incurred related to the acquisition of Compass and the merger with Jones Lang
Wootton.

(4)   Adjusted earnings per common share represents adjusted net earnings divided by the weighted average committed shares outstanding. Committed shares are inclusive of shares subject to forfeiture, vesting, indemnity and adjustment provisions which are not considered in the calculation of weighted average basic or diluted shares outstanding under generally accepted accounting principles.


                                          JONES LANG LASALLE INCORPORATED

                                             Segment Operating Results
                         Actual and Adjusted Pro Forma Results for the Three Months Ended
                         March 31 and June 30, 1999 and the Six Months Ended June 30, 1999

                                                  (in thousands)
                                                    (Unaudited)
                                                      First Quarter 1999                               Adjusted
                                      -------------------------------------------                     Pro Forma
                                                       Adjusted                         Second        Six Months
                                                       Pro Forma                        Quarter         Ended
                                                       Adjust-        Adjusted           1999          June 30,
                                      Actual (1)       ments (2)      Pro Forma         Actual           1999
                                      ----------      ----------      ----------      ----------      ----------
OWNER & OCCUPIER SERVICES -
 AMERICAS
  Revenue:
    Implementation Services. . .      $   15,434           3,641          19,075          23,173          42,248
    Management fees. . . . . . .          26,610           --             26,610          28,739          55,349
    Equity earnings. . . . . . .            (180)          --               (180)            281             101
    Other services . . . . . . .           2,247           --              2,247           2,246           4,493
    Intersegment revenue . . . .              62           --                 62              78             140
                                      ----------      ----------      ----------      ----------      ----------
                                          44,173           3,641          47,814          54,517         102,331
  Operating expenses:
    Compensation, operating
      and administrative . . . .          57,086           7,241          64,327          60,431         124,758
    Depreciation and
      amortization . . . . . . .           5,043             275           5,318           5,033          10,351
                                      ----------      ----------      ----------      ----------      ----------
        Operating (loss) . . . .      $  (17,956)         (3,875)        (21,831)        (10,947)        (32,778)
                                      ==========      ==========      ==========      ==========      ==========
EUROPE
  Revenue:
    Implementation services. . .      $   18,434          26,539          44,973          43,435          88,408
    Management fees. . . . . . .           6,331           6,707          13,038          23,500          36,538
    Equity earnings. . . . . . .             (21)          --                (21)            (72)            (93)
    Other services . . . . . . .           3,039           4,007           7,046           1,148           8,194
                                      ----------      ----------      ----------      ----------      ----------
                                          27,783          37,253          65,036          68,011         133,047
  Operating expenses:
    Compensation, operating
      and administrative . . . .          21,189          35,797          56,986          60,186         117,172
    Depreciation and
      amortization . . . . . . .             615           1,648           2,263           2,357           4,620
                                      ----------      ----------      ----------      ----------      ----------
        Operating income
          (loss) . . . . . . . .      $    5,979            (192)          5,787           5,468          11,255
                                      ==========      ==========      ==========      ==========      ==========




                                          JONES LANG LASALLE INCORPORATED

                                       Segment Operating Results - CONTINUED



                                                      First Quarter 1999                               Adjusted
                                      -------------------------------------------                     Pro Forma
                                                       Adjusted                         Second        Six Months
                                                       Pro Forma                        Quarter         Ended
                                                       Adjust-        Adjusted           1999          June 30,
                                      Actual (1)       ments (2)      Pro Forma         Actual           1999
                                      ----------      ----------      ----------      ----------      ----------
AUSTRALASIA
  Revenue:
    Implementation services. . .      $    3,232           3,081           6,313          11,924          18,237
    Management fees. . . . . . .           1,575           2,383           3,958           5,240           9,198
    Equity earnings. . . . . . .             (24)          --                (24)             24           --
    Other services . . . . . . .             463             236             699             443           1,142
                                      ----------      ----------      ----------      ----------      ----------
                                           5,246           5,700          10,946          17,631          28,577
  Operating expenses:
    Compensation, operating
      and administrative . . . .           6,370           7,839          14,209          14,214          28,423
    Depreciation and
      amortization . . . . . . .             198             266             464             700           1,164
                                      ----------      ----------      ----------      ----------      ----------
        Operating income
          (loss) . . . . . . . .      $   (1,322)         (2,405)         (3,727)          2,717          (1,010)
                                      ==========      ==========      ==========      ==========      ==========

ASIA
  Revenue:
    Implementation services. . .      $    2,300           5,027           7,327           8,400          15,727
    Management fees. . . . . . .           1,893           3,849           5,742           5,888          11,630
    Other services . . . . . . .             288             446             734           1,515           2,249
                                      ----------      ----------      ----------      ----------      ----------
                                           4,481           9,322          13,803          15,803          29,606
  Operating expenses:
    Compensation, operating
      and administrative . . . .           5,001           8,886          13,887          15,829          29,716
    Depreciation and
      amortization . . . . . . .             208             735             943             948           1,891
                                      ----------      ----------      ----------      ----------      ----------
        Operating income
          (loss) . . . . . . . .      $     (728)           (299)         (1,027)           (974)         (2,001)
                                      ==========      ==========      ==========      ==========      ==========







                                          JONES LANG LASALLE INCORPORATED

                                       Segment Operating Results - CONTINUED



                                                      First Quarter 1999                               Adjusted
                                      -------------------------------------------                     Pro Forma
                                                       Adjusted                         Second        Six Months
                                                       Pro Forma                        Quarter         Ended
                                                       Adjust-        Adjusted           1999          June 30,
                                      Actual (1)       ments (2)      Pro Forma         Actual           1999
                                      ----------      ----------      ----------      ----------      ----------
HOTEL SERVICES -
 Revenue:
  Implementation services. . . .      $      854           1,074           1,928           2,246           4,174
  Management fees. . . . . . . .           --              --              --                473             473
  Other services . . . . . . . .           --                371             371             462             833
                                      ----------      ----------      ----------      ----------      ----------
                                             854           1,445           2,299           3,181           5,480

 Operating expenses:
  Compensation, operating and
   administrative expenses . . .             920           1,650           2,570           3,619           6,189
  Depreciation and
   amortization. . . . . . . . .              11              57              68              50             118
                                      ----------      ----------      ----------      ----------      ----------
       Operating loss. . . . . .      $      (77)           (262)           (339)           (488)           (827)
                                      ==========      ==========      ==========      ==========      ==========
INVESTMENT MANAGEMENT -
 Revenue:
  Implementation services. . . .      $    1,606             336           1,942           4,431           6,373
  Advisory fees. . . . . . . . .          16,614             577          17,191          14,190          31,381
  Equity earnings. . . . . . . .             406           --                406           1,637           2,043
  Other services . . . . . . . .             320             186             506            (179)            327
  Intersegment revenue . . . . .              35           --                 35             (35)          --
                                      ----------      ----------      ----------      ----------      ----------
                                          18,981           1,099          20,080          20,044          40,124
 Operating expenses:
  Compensation, operating and
    administrative expenses. . .          16,286             557          16,843          17,678          34,521
  Depreciation and
    amortization . . . . . . . .             881              66             947           1,017           1,964
                                      ----------      ----------      ----------      ----------      ----------
      Operating income . . . . .      $    1,814             476           2,290           1,349           3,639
                                      ==========      ==========      ==========      ==========      ==========





                                          JONES LANG LASALLE INCORPORATED

                                       Segment Operating Results - CONTINUED



                                                      First Quarter 1999                               Adjusted
                                      -------------------------------------------                     Pro Forma
                                                       Adjusted                         Second        Six Months
                                                       Pro Forma                        Quarter         Ended
                                                       Adjust-        Adjusted           1999          June 30,
                                      Actual (1)       ments (2)      Pro Forma         Actual           1999
                                      ----------      ----------      ----------      ----------      ----------

Total segment revenue. . . . . .      $  101,518          58,460         159,978         179,187         339,165
Intersegment revenue
  eliminations . . . . . . . . .             (97)          --                (97)            (43)           (140)
                                      ----------      ----------      ----------      ----------      ----------
      Total revenue. . . . . . .      $  101,421          58,460         159,881         179,144         339,025
                                      ==========      ==========      ==========      ==========      ==========

Total segment operating
  expenses . . . . . . . . . . .      $  113,808          65,017         178,825         182,062         360,887
Intersegment operating
  expense eliminations . . . . .             (97)          --                (97)            (43)           (140)
                                      ----------      ----------      ----------      ----------      ----------
      Total operating expenses
        before merger related
        non-recurring charges. .      $  113,711          65,017         178,728         182,019         360,747
                                      ==========      ==========      ==========      ==========      ==========
      Operating income (loss)
        before merger related
        non-recurring charges. .      $  (12,290)         (6,557)        (18,847)         (2,875)        (21,722)
                                      ==========      ==========      ==========      ==========      ==========


      (1)   Actual results for the three months ended March 31, 1999 represent the operations of the LaSalle
Partners' businesses for the two months ended February 28, 1999 and the operations of the merged Jones Lang
LaSalle businesses for the month ended March 31, 1999.

      (2)   Adjusted Pro Forma Adjustments give effect to the operating results of the Jones Lang Wootton companies for the two months ended February 28, 1999, the period prior to their merger with LaSalle Partners
Incorporated, amortization expense of the goodwill resulting from the merger as if the merger occurred on January
1, 1999, and a benefit for taxes as if the Jones Lang Wootton companies and LaSalle Partners Incorporated were taxable entities at an effective tax rate of 38% as of January 1, 1999.  Adjustments exclude the effect of compensation expense incurred as a result of the shares issued to former employees of Jones Lang Wootton. This analysis is not intended to be a presentation in accordance with generally accepted accounting principles.


                                          JONES LANG LASALLE INCORPORATED

                           Consolidated Statements of Earnings and Comprehensive Income
                             For the Three and Six Months Ended June 30, 1999 and 1998
                                         (in thousands, except share data)
                                                    (Unaudited)
                                                            Three Months Ended             Six Months Ended
                                                                 June 30                        June 30
                                                        -------------------------      -------------------------
                                                           1999           1998           1999            1998
                                                        ----------     ----------     ----------      ----------
Revenue:
  Fee-based services . . . . . . . . . . . . . . . . . .$  172,018         72,554        272,722         122,456
  Equity in earnings from unconsolidated
    ventures . . . . . . . . . . . . . . . . . . . . . .     1,870          1,182          2,051           1,874
  Other income . . . . . . . . . . . . . . . . . . . . .     5,256            476          5,792             947
                                                        ----------     ----------     ----------      ----------
        Total revenue. . . . . . . . . . . . . . . . . .   179,144         74,212        280,565         125,277

Operating expenses:
  Compensation and benefits. . . . . . . . . . . . . . .   124,640         41,683        200,079          79,036
  Operating, administrative and other. . . . . . . . . .    47,273         17,347         78,590          33,792
  Depreciation and amortization. . . . . . . . . . . . .    10,106          2,962         17,061           5,578
                                                        ----------     ----------     ----------      ----------
        Total operating expenses before merger
          related non-recurring charges. . . . . . . . .   182,019         61,992        295,730         118,406
                                                        ----------     ----------     ----------      ----------
        Operating income (loss) before merger
          related non-recurring charges. . . . . . . . .    (2,875)        12,220        (15,165)          6,871

Merger related non-recurring charges:
  Stock compensation expense . . . . . . . . . . . . . .    21,242          --            67,441           --
  Integration and transition expenses. . . . . . . . . .    14,345          --            22,189           --
                                                        ----------     ----------     ----------      ----------
        Total merger related non-recurring
          charges. . . . . . . . . . . . . . . . . . . .    35,587          --            89,630           --
                                                        ----------     ----------     ----------      ----------
        Total operating expenses . . . . . . . . . . . .   217,606         61,992        385,360         118,406
                                                        ----------     ----------     ----------      ----------
        Operating income (loss). . . . . . . . . . . . .   (38,462)        12,220       (104,795)          6,871

Interest expense . . . . . . . . . . . . . . . . . . . .     4,703            335          7,345             579
                                                        ----------     ----------     ----------      ----------
        Earnings (loss) before provision
          (benefit) for income taxes . . . . . . . . . .   (43,165)        11,885       (112,140)          6,292

Net provision (benefit) for income taxes . . . . . . . .    (5,461)         4,575        (19,021)          2,422
                                                        ----------     ----------     ----------      ----------
        Net earnings (loss). . . . . . . . . . . . . . .$  (37,704)         7,310        (93,119)          3,870
                                                        ==========     ==========     ==========      ==========




                                          JONES LANG LASALLE INCORPORATED

                     Consolidated Statements of Earnings and Comprehensive Income - CONTINUED



                                                            Three Months Ended             Six Months Ended
                                                                 June 30                        June 30
                                                        -------------------------      -------------------------
                                                           1999           1998           1999            1998
                                                        ----------     ----------     ----------      ----------
Other comprehensive income (loss),
 net of tax:
  Foreign currency translation
    adjustments. . . . . . . . . . . . . . . . . . . . .$      483              3            106             298
                                                        ----------     ----------     ----------      ----------

Comprehensive income (loss). . . . . . . . . . . . . . .$  (37,221)         7,313        (93,013)          4,168
                                                        ==========     ==========     ==========      ==========

Basic earnings (loss) per common share . . . . . . . . .$    (1.62)          0.45          (4.52)           0.24
                                                        ==========     ==========     ==========      ==========

Basic weighted average shares outstanding. . . . . . . .23,297,467     16,200,000     20,620,715      16,200,000
                                                        ==========     ==========     ==========      ==========


Diluted earnings (loss) per common share . . . . . . . .$    (1.62)          0.45          (4.52)           0.24
                                                        ==========     ==========     ==========      ==========

Diluted weighted average shares
  outstanding. . . . . . . . . . . . . . . . . . . . . .23,297,467     16,392,626     20,620,715      16,374,883
                                                        ==========     ==========     ==========      ==========




                       JONES LANG LASALLE INCORPORATED

                         Consolidated Balance Sheets

                     June 30, 1999 and December 31, 1998
                               (in thousands)
                                 (Unaudited)


                                                June 30,     December 31,
                                                 1999           1998
                                              ----------     -----------
ASSETS
------
Current assets:
  Cash and cash equivalents. . . . . . . . .  $   38,664          16,941
  Trade receivables, net of allowances . . .     189,622         116,965
  Notes receivable and advances to
    real estate ventures . . . . . . . . . .      15,417          17,042
  Other receivables. . . . . . . . . . . . .      17,023           3,385
  Prepaid expenses . . . . . . . . . . . . .       8,396           2,185
  Other assets . . . . . . . . . . . . . . .       6,590           --
  Deferred and current tax benefit . . . . .      39,672           9,926
                                              ----------       ---------
          Total current assets . . . . . . .     315,384         166,444

Property and equipment, at cost,
  less accumulated depreciation. . . . . . .      63,127          28,773

Intangibles resulting from
  business acquisitions, net of
  accumulated amortization . . . . . . . . .     381,704         229,437
Investments in real estate ventures. . . . .      53,066          52,976
Long-term receivables, net . . . . . . . . .      10,926          10,950
Deferred tax assets. . . . . . . . . . . . .       --                660
Prepaid pension asset. . . . . . . . . . . .      20,533           --
Other assets, net. . . . . . . . . . . . . .       3,548           1,681
                                              ----------      ----------
                                              $  848,288         490,921
                                              ==========      ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------
Current liabilities:
  Accounts payable and accrued
    liabilities. . . . . . . . . . . . . . .  $   82,022          51,101
  Accrued compensation . . . . . . . . . . .      81,952          58,398
  Short-term borrowings. . . . . . . . . . .      14,618           --
  Other liabilities. . . . . . . . . . . . .      40,019           8,324
                                              ----------      ----------
          Total current liabilities. . . . .     218,611         117,823

Long-term liabilities:
  Credit facilities. . . . . . . . . . . . .     329,520         202,923
  Deferred tax liability . . . . . . . . . .       1,391           --
  Other. . . . . . . . . . . . . . . . . . .         623             603
                                              ----------      ----------
          Total liabilities. . . . . . . . .     550,145         321,349

                       JONES LANG LASALLE INCORPORATED

                                               June 30,      December 31,
                                                 1999           1998
                                              ----------     -----------
Stockholders' equity:
  Common stock, $.01 par value per share,
    100,000,000 shares authorized;
    30,566,160 shares issued and
    outstanding. . . . . . . . . . . . . . .         307             163
  Additional paid-in capital . . . . . . . .     473,856         123,543
  Unallocated ESOT shares. . . . . . . . . .          (9)          --
  Deferred stock compensation. . . . . . . .    (128,864)          --
  Retained earnings (deficit). . . . . . . .     (48,327)         44,792
  Accumulated other comprehensive
    income . . . . . . . . . . . . . . . . .       1,180           1,074
                                              ----------      ----------
          Total stockholders' equity . . . .     298,143         169,572
                                              ----------      ----------
                                              $  848,288         490,921
                                              ==========      ==========